Exhibit 99.1

Mudrick Capital Acquisition Corporation II Receives Expected Notification From Nasdaq Related To Delayed Quarterly Report; Filed Required Report

New York, New York, June 2, 2021 – Mudrick Capital Acquisition Corporation II (Nasdaq: MUDSU) (the “Company”) today announced it received a notice (the “Notice”) on May 28, 2021 from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) because it had not timely filed its Quarterly Report on Form 10-Q for the period ended March 31, 2021 (the “Q1 2021 Form 10-Q”) with the Securities and Exchange Commission (the “SEC”) on or before May 24, 2021, the extended period provided for the filing under Rule 12b-25(b) of the Securities Exchange Act of 1934, as amended. The Notice indicated that the Company has 60 calendar days, or until July 26, 2021, to submit a plan to regain compliance and that Nasdaq can grant an exception of up to 180 calendar days from the Q1 2021 Form 10-Q due date, or until November 22, 2021, to regain compliance.

Since receiving the Notice, the Company has filed its Q1 2021 Form 10-Q with the SEC on June 2, 2021 and is expected to regain compliance with the Nasdaq listing requirements.

About Mudrick Capital Acquisition Corporation II

Mudrick Capital Acquisition Corporation II is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. For more information, please visit: https://www.mudrickcapitalacquisitioncorp.com.

Contact

Jason Mudrick

Chief Executive Officer

Mudrick Capital Acquisition Corporation II

(646) 747-9500

jmudrick@mudrickcapital.com